Exhibit 99.1

For Immediate Release: December 9, 2010

Margaret M. Foran Elected to Occidental Petroleum Board of Directors

LOS ANGELES, December 9, 2010 — Occidental Petroleum Corporation (NYSE:OXY) today announced that Margaret M. Foran has been elected to its Board of Directors. Her election brings the current Oxy Board to 15 members, 13 of whom are independent outside directors.

Ms. Foran, 56, is Chief Governance Officer, Vice President and Corporate Secretary of Prudential Financial, Inc. (NYSE:PRU). Prior to joining Prudential, she was Executive Vice President, General Counsel and Corporate Secretary at Sara Lee Corporation; Senior Vice President, Associate General Counsel and Corporate Secretary at Pfizer Inc.; and Vice President and Assistant General Counsel at J.P. Morgan & Co.

Ms. Foran is a former Director of The MONY Group Inc. and MONY Life Insurance Company. She served as Co-Chair and a Director of the Council of Institutional Investors (CII) and is the current Co-Chair of the CII International Corporate Governance Committee. She is the former Chair of the American Bar Association Committee on Corporate Governance and presently sits on the ABA’s Business Council. Ms. Foran is the former Chair of the Coordinating Committee of the Business Roundtable Corporate Governance Task Force. Her professional affiliations include the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB) and the Economic Club of New York. Ms. Foran holds B.A. (Magna Cum Laude) and J.D. degrees from the University of Notre Dame.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-

alkali products and vinyls.  Occidental is committed to safeguarding the environment,

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protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

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Contacts: Richard S. Kline (media)

richard_kline@oxy.com

310-443-6249

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

On the web: www.oxy.com